Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES SECOND QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – July 21st, 2021 - Covenant Logistics Group, Inc.  (NASDAQ/GS: CVLG) (“Covenant” or the “Company”) announced today financial and operating results for the second quarter ended June 30, 2021.  The Company’s live conference call to discuss the quarter will be held at 10:00 A.M. Eastern Time on Thursday, July 22nd, 2021.

Chairman and Chief Executive Officer, David R. Parker, commented: “We were pleased to report second quarter earnings of $0.91 per share and adjusted earnings of $0.96 per share, which are the highest earnings for any quarter in the Company’s history.  Although we are pleased with these results, we recognize the opportunity for further improvement, particularly in our Dedicated segment. In the short run, this means continuing to improve rates and contractual terms with customers who are not yielding the level of consistent profit we expect from this segment of the business, and in the long run, this means holding ourselves accountable for improved margins and returns across all aspects of our business.

“In the second quarter, we saw freight market demand firing on all cylinders as a result of growing economic activity, low inventories, and supply chain disruptions, accompanied by constrained supply due to an intensifying national driver shortage. These conditions have continued into the third quarter.  The full impact of these factors on our operating statistics year-over-year is complicated by changes in business mix due to downsizing our refrigerated fleet and solo tractor count in the Expedited business.  We expect year-over-year comparability to be clearer in the second half of 2021.

“From a segment standpoint, for the second quarter, our Expedited and Managed Freight service offerings have continued to exceed our expectations through improvements in equipment utilization, rates and an exceptionally strong spot rate market, while our Warehousing segment continued to operate consistently.  Our Dedicated segment improved slightly from the first quarter of the year but continued to operate at a level well below our expectations primarily due to the longer-term nature of these contracts, which lessens the ability to pass on short-term cost increases but also adds stability throughout cycles.   We have a robust pipeline of opportunities for our Dedicated service offering and will continue to transition business to new customers in instances where we are unable to come to terms with existing customers. We expect a more positive incremental improvement in our Dedicated service offering’s profitability in the third quarter of 2021.

We are also pleased to report that Transport Enterprise Leasing, our 49% equity method investment, has exceeded our expectations this quarter, contributing $3.4 million to our consolidated pre-tax net income and pre-tax adjusted net income of $3.4 million, or $0.15 per share, compared to $0.5 million, or $0.02 per share, in the 2020 quarter.”

A summary of our second quarter financial performance:

	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except per share information)	2021	2020	2021	2020
Total Revenue	$256,324	$191,689	$477,213	$402,502
Freight Revenue, Excludes Fuel Surcharge	$231,948	$179,564	$432,636	$369,145
Operating Income (Loss)	$18,332	$(28,950)	$28,843	$(30,404)
Adjusted Operating Income (1)	$19,484	$945	$31,147	$222
Operating Ratio	92.8%	115.1%	94.0%	107.6%
Adjusted Operating Ratio (1)	91.6%	99.5%	92.8%	99.9%
Net Income (Loss)	$15,417	$(22,343)	$26,559	$(24,146)
Adjusted Net Income (Loss) (1)	$16,263	$427	$25,771	$(839)
Earnings (Loss) per Diluted Share	$0.91	$(1.31)	$1.56	$(1.37)
Adjusted Earnings (Loss) per Diluted Share (1)	$0.96	$0.02	$1.52	$(0.04)

(1) Represents non-GAAP measures.

Truckload Operating Data and Statistics
	Three Months Ended June 30,		Six Months Ended June 30,
($000s, except statistical information)	2021	2020	2021	2020
Combined Truckload
Total Revenue	$169,237	$145,718	$323,163	$313,666
Freight Revenue, excludes Fuel Surcharge	$145,025	$133,708	$278,885	$280,558
Operating Income (Loss)	$10,034	$(26,021)	$14,446	$(29,114)
Adj. Operating Income (Loss) (1)	$10,635	$(6)	$15,648	$(2,720)
Operating Ratio	94.1%	117.9%	95.5%	109.3%
Adj. Operating Ratio (1)	92.7%	100.0%	94.4%	101.0%
Average Freight Revenue per Tractor per Week	$4,551	$3,647	$4,340	$3,717
Average Freight Revenue per Total Mile	$2.00	$1.83	$1.96	$1.83
Average Miles per Tractor per Period	29,571	25,970	57,367	52,787
Weighted Average Tractors for Period	2,451	2,820	2,485	2,903

Expedited
Total Revenue	$87,369	$79,778	$165,849	$165,938
Freight Revenue, excludes Fuel Surcharge	$75,338	$73,330	$144,609	$150,308
Operating Income (Loss)	$10,225	$(12,844)	$16,436	$(14,396)
Adj. Operating Income (Loss) (1)	$10,225	$767	$16,436	$(1,100)
Operating Ratio	88.3%	116.1%	90.1%	108.7%
Adj. Operating Ratio (1)	86.4%	99.0%	88.6%	100.7%
Average Freight Revenue per Tractor per Week	$6,692	$4,670	$6,384	$4,592
Average Freight Revenue per Total Mile	$1.93	$1.76	$1.90	$1.82
Average Miles per Tractor per Period	45,130	34,440	86,760	65,765
Weighted Average Tractors for Period	866	1,208	876	1,259

Dedicated
Total Revenue	$81,868	$65,940	$157,314	$147,728
Freight Revenue, excludes Fuel Surcharge	$69,687	$60,378	$134,276	$130,250
Operating Income (Loss)	$(191)	$(13,177)	$(1,990)	$(14,718)
Adj. Operating Income (Loss) (1)	$410	$(773)	$(788)	$(1,620)
Operating Ratio	100.2%	120.0%	101.3%	110.0%
Adj. Operating Ratio (1)	99.4%	101.3%	100.6%	101.2%
Average Freight Revenue per Tractor per Week	$3,382	$2,881	$3,227	$3,047
Average Freight Revenue per Total Mile	$2.09	$1.91	$2.02	$1.85
Average Miles per Tractor per Period	21,070	19,622	41,364	42,849
Weighted Average Tractors for Period	1,585	1,612	1,609	1,644

(1) Represents non-GAAP measures.
Combined Truckload Revenue
Mr. Parker commented on truckload operations, “For the quarter, total revenue in our truckload operations increased 16.1%, to $169.2 million, compared to 2020. The revenue increase consisted of $11.3 million higher freight revenue and $12.2 million higher fuel surcharge revenue. The increase in freight revenue primarily related to a 24.8% increase in average freight revenue per truck, offset by a 13.1% decrease in the average operating fleet size that resulted from our efforts to refocus our asset-based fleet around Dedicated and Expedited operations while downsizing solo-driver refrigerated and reducing one-way irregular routes and other less profitable operations. The increase in revenue per truck for the second quarter of 2021, was a result of the combination of increased average miles per tractor of 13.9% and increased average freight revenue per total mile of 9.6% compared to the prior year period.”

Expedited Truckload Revenue
Mr. Parker added, “In our Expedited segment, team driven tractors decreased to 866, compared to 873 in the prior year quarter, while solo driven tractors were reduced to 0, compared to 335 in the prior year quarter, which resulted in a net reduction of 342 tractors or 28.3%. For the quarter, freight revenue in our Expedited segment increased $2.0 million, or 2.7%. Average freight revenue per tractor increased 43.3% due to a 31.0% increase in utilization, along with an increase of 17 cents per total mile, or 9.4% in average freight revenue per total mile.

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment increased $9.3 million, or 15.4%. Average Dedicated tractor count decreased 1.7% to 1,585, compared to 1,612 in the prior year quarter.  Average freight revenue per tractor increased 17.4% due to a 7.4% increase in utilization, along with an increase of 18 cents per total mile, or 9.3% in average freight revenue per total mile.”

Combined Truckload Operating Expenses

Mr. Parker continued, “Our truckload operating cost per total mile improved 15 cents on a GAAP basis, largely due to approximately $26.0 million in net restructuring costs incurred in the second quarter of 2020 related to downsizing our solo-driver refrigerated, one-way irregular routes, and other less profitable operations. Because of the significance of these restructuring costs, management feels it is more meaningful to focus our analysis and discussions below on comparing non-GAAP or adjusted operating expenses.

“On an adjusted basis our truckload operating cost per total mile increased by 3 cents or 1.6%, compared with the 2020 quarter. Increases in driver pay, workers compensation, other personnel costs, recruiting and onboarding, and other costs were largely offset by lower fixed costs and higher asset utilization achieved under our 2020 strategic downsizing.

“Salaries, wages and related expense adjusted for employee separation costs increased year-over-year $11.8 million on an adjusted basis despite the substantial fleet reduction discussed above.  On an adjusted cents per total mile basis salaries, wages and related expense increased 17 cents. Driver pay increased $5.2 million, or 7 cents per total mile due to significant increases implemented across both our expedited and dedicated fleets. Workers' compensation related costs increased $3.1 million, or 4 cents per total mile due to unfavorable development on a small number of larger claims in the period, compared to unusually low costs recognized in 2020 as a result of a large policy premium credit received in the period.  Non-driver incentive compensation increased $3.5 million, or 5 cents per total mile due to the favorable results of the business.  Other personnel related costs such as 401(k), payroll taxes and employee benefits contributed to the remaining portion of the increase for the category.  Driver compensation headwinds are expected to continue for the duration of 2021 as a result of the tight driver market being experienced across our industry.

“Operations and maintenance related expense increased year-over-year by $1.9 million, or 3 cents per total mile, compared to the 2020 quarter primarily due to increased recruitment and onboarding costs resulting from the extremely competitive market for drivers. We incurred an additional $2.3 million in costs related to the recruitment and onboarding of drivers when compared to the prior year quarter. Somewhat offsetting this year-over-year increase were a reduction in tolls and cargo damage, and other costs associated with temperature-controlled freight that was exited in the second quarter of 2020.

“Insurance and claims expenses decreased $2.0 million, or 3 cents per total mile, to 13 cents per total mile in the second quarter of 2021 versus 15 cents per total mile in the second quarter of 2020.  Insurance costs in the second quarter of 2020 were negatively impacted by the incurrence and development of a small number of larger claims.  Considering the macro environment of rising insurance costs, we are pleased with our second quarter insurance results for 2021 but recognize the potential for volatility that is attributable to our increased retention amount from $1 million in the 2020 period to $3 million in the current year.  We continue to focus on recruiting and onboarding quality drivers and reinforcing our high safety standards and programs, which we believe will deliver multiple long-term benefits.

“Depreciation and amortization, excluding amortization of intangible assets in both periods, decreased $3.4 million on an absolute basis, or 4 cents per total mile, to 17 cents per total mile in the second quarter of 2021 versus the prior year quarter.  The decrease per mile was primarily derived from the mix change in the overall business that reduced total tractor count and increased utilization, along with reductions in terminals and other capital assets. Additionally, we recognized approximately $4.1 million more gain on disposition of assets largely due to the year-over-year swing in the used equipment market in 2021.

Managed Freight Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2021	2020	2021	2020
Freight Revenue	$71,635	$34,362	$123,032	$65,099
Operating Income (Loss)	$7,316	$(3,611)	$12,261	$(2,946)
Adj. Operating Income (Loss) (1)	$7,479	$(349)	$12,587	$374
Operating Ratio	89.8%	110.5%	90.0%	104.5%
Adj. Operating Ratio (1)	89.6%	101.0%	89.8%	99.4%

(1) Represents non-GAAP measures.

“For the quarter, Managed Freight’s freight revenue increased $37.3 million, or 108.5%, from the prior year quarter. Operating income for the Managed Freight segment was $7.3 million and adjusted operating income was $7.5 million, compared with an operating loss of $3.6 million and adjusted operating loss of $0.3 million in the second quarter of 2020. The operating ratio for the Managed Freight segment was 89.8% and adjusted operating ratio was 89.6%, compared with 110.5% and 101.0% in the second quarter of 2020, respectively. Managed Freight’s favorable results for the quarter were primarily attributable to the robust freight market, executing various spot rate opportunities, cost structure improvements that were implemented as part of our strategic plan, and handling overflow freight from both Expedited and Dedicated truckload operations.

Warehousing Segment

	Three Months Ended June 30,		Six Months Ended June 30,
($000s)	2021	2020	2021	2020
Freight Revenue	$15,288	$11,494	$30,719	$23,489
Operating Income	$982	$682	$2,136	$1,656
Adj. Operating Income (1)	$1,370	$1,300	$2,912	$2,568
Operating Ratio	93.6%	94.1%	93.1%	93.0%
Adj. Operating Ratio (1)	91.0%	88.7%	90.5%	89.1%

(1) Represents non-GAAP measures.

“For the quarter, Warehousing’s freight revenue increased 33.0% versus the prior year quarter. The increase in revenue was primarily driven by the year over year impact of new customer business that began operations in the third quarter of 2020. Operating income for the Warehousing segment was $1.0 million and adjusted operating income was $1.4 million, compared with $0.7 million and $1.3 million, respectively, in the second quarter of 2020. Operating ratio for the Warehousing segment was 93.6% and adjusted operating ratio was 91.0%, compared with 94.1% and 88.7%, respectively, in the second quarter of 2020.”

Capitalization, Liquidity and Capital Expenditures

Joey Hogan, the Company’s President, added the following comments: “At June 30, 2021, our total indebtedness, net of cash (“net indebtedness”), decreased by $35.2 million to approximately $88.1 million as compared to the March 31, 2021 balance of $123.3 million. In addition, our debt to total capitalization decreased to 21.9% at June 30, 2021 from 48.1% at June 30, 2020.

“At June 30, 2021, we had cash and cash equivalents totaling $5.0 million. Under our ABL credit facility, we had $10.0 million borrowings outstanding, undrawn letters of credit outstanding of $29.5 million, and available borrowing capacity of $70.5 million at June 30, 2021. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of June 30, 2021, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital investment for the quarter provided net proceeds of $9.9 million as compared to $21.9 million for the prior year period.   For the remainder of 2021, we expect net capital expenditures to range from $10 million to $15 million, depending on the timing of the delivery of new equipment. We are anticipating sizable increases of capital expenditure spend in the future, as we return to a more normalized equipment replacement cycle. As of June 30, 2021, we had $6.2 million in assets held for sale that we anticipate disposing before the conclusion of the year.  The average age of our tractor fleet was 23 months at June 30, 2021 and is expected to grow moderately during 2021 before an expected increase in net capital expenditures in 2022.

“Based on our current capital structure and expected 2021 net capital expenditures, we have substantial flexibility to maintain moderate financial leverage and evaluate the full range of capital allocation alternatives, including internal growth, acquisitions, further debt paydown, and returning capital to our stockholders.”

New Website and Completion of our 2020 Corporate Social Responsibility Report

As part of our transition from our legacy truckload heritage to a full-service logistics organization, we have been working to rebrand the organization to reflect this change.  On July 6, 2020, we publicly announced these efforts and are now pleased to announce the launch of our new website.  We believe the refreshed website better showcases the full transportation related services that we offer and reinforces our commitment as a service provider that provides value throughout the supply chain.  The new website can be found at www.covenantlogistics.com.

Additionally, as our business grows, our responsibility and commitment to others grows with it.  We recognize the importance of building, expanding and improving collaborative relationships as part of our long-term commitment to help our customers, the environment, our people and our community. Accordingly, we are pleased to announce the completion of our 2020 Corporate Social Responsibility (CSR) Report, which illustrates the translation of our founding principles into our commitment to our people, communities, and planet. Our 2020 CSR report can be found on our website under the sustainability tab.

Outlook

Mr. Parker concluded, “For the balance of 2021, our short-term focus will be to continue to improve the profitability of our Dedicated segment and continue working to solidify longer term agreements with certain of our key Expedited and Brokerage customers. Thus far, we have been successful. The freight environment and our new business pipeline are both currently robust, which we believe will support our commercial plan. Potential headwinds include inefficiencies from re-engineering or replacing certain contracts, driver availability and cost, accident experience, the cost and volatility of claims, general inflation, and supply and demand factors for our customers and our industry. At present, we expect to continue to make steady, incremental progress on our Dedicated segment’s margins over the remainder of 2021.

“Over time, we expect our Managed Freight segment’s margin to gravitate toward the mid-single digits and Dedicated to gravitate toward the mid to high single digits and ultimately double digits.  Directionally the margin changes may offset each other to some extent as the freight and driver markets return to more balanced levels.

“For the longer term, we expect to continue the execution of our strategic plan, which consists of steadily and intentionally growing the percentage of our business generated by Dedicated, Managed Freight, and Warehousing segments, reducing unnecessary overhead, and improving our safety, service, and productivity. This will be a gradual process of diversifying our customer base with less seasonal and cyclical exposure, implementing more consistent contracts, and investing in systems, technology, and people to support the growth of these previously under-invested areas.  With diligence and accountability, we expect to make consistent progress and be a stronger, more profitable, and more predictable business with the opportunity for significant and sustained value creation.”

Conference Call Information

The Company will host a live conference call tomorrow, July 22nd, 2021, at 10:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-271-1828 (U.S./Canada) and 800-756-3333 (International), access code 28271059.  An audio replay will be available for one week following the call at 877-919-4059, access code 70996679. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenantlogistics.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited and dedicated truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as “expects,” “estimates,” “projects,” “believes,” “anticipates,” “plans,” “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “mission,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.   In this press release, statements relating to improving rates and freight contracts particularly in our Dedicated business, the future freight environment, improving margins particularly in our Dedicated business, changes in our Managed Freight segment’s margins, our ability to execute our strategic plan, comparability of operating metrics, future benefits of our safety programs and driver recruitment and onboarding, future availability under our ABL credit facility, and expected fleet age, net capital expenditures, and capital allocation, as well as the statements under “Outlook” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: Our business is subject to economic, credit, business, and regulatory factors affecting the truckload industry that are largely beyond our control; We may not be successful in achieving our strategic plan; We operate in a highly competitive and fragmented industry; We may not grow substantially in the future and we may not be successful in improving our profitability; We may not make acquisitions in the future, or if we do, we may not be successful in our acquisition strategy; Increases in driver compensation or difficulties attracting and retaining qualified drivers could have a materially adverse effect on our profitability and the ability to maintain or grow our fleet; Our engagement of independent contractors to provide a portion of our capacity exposes us to different risks than we face with our tractors driven by company drivers; We derive a significant portion of our revenues from our major customers; Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, surcharge collection, and hedging activities may increase our costs of operation; We depend on third-party providers, particularly in our Managed Freight segment; We depend on the proper functioning and availability of our management information and communication systems and other information technology assets (including the data contained therein) and a system failure or unavailability, including those caused by cybersecurity breaches, or an inability to effectively upgrade such systems and assets could cause a significant disruption to our business; If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed; Seasonality and the impact of weather and other catastrophic events affect our operations and profitability; We self-insure for a significant portion of our claims exposure, which could significantly increase the volatility of, and decrease the amount of, our earnings; Our self-insurance for auto liability claims and our use of captive insurance companies could adversely impact our operations; We have experienced, and may experience additional, erosion of available limits in our aggregate insurance policies; We may experience additional expense to reinstate insurance policies due to liability claims; We operate in a highly regulated industry; If our independent contractor drivers are deemed by regulators or judicial process to be employees, our business, financial condition, and results of operations could be adversely affected; Developments in labor and employment law and any unionizing efforts by employees could have a materially adverse effect on our results of operations; The Compliance Safety Accountability program adopted by the Federal Motor Carrier Safety Administration could adversely affect our profitability and operations, our ability to maintain or grow our fleet, and our customer relationships; Receipt of an unfavorable Department of Transportation safety rating could have a materially adverse effect on our operations and profitability; Compliance with various environmental laws and regulations; Changes to trade regulation, quotas, duties, or tariffs; Litigation may adversely affect our business, financial condition, and results of operations; Our ABL credit facility and other financing arrangements contain certain covenants, restrictions, and requirements, and we may be unable to comply with such covenants, restrictions, and requirements; In the future, we may need to obtain additional financing that may not be available or, if it is available, may result in a reduction in the percentage ownership of our stockholders; Our indebtedness and finance and operating lease obligations could adversely affect our ability to respond to changes in our industry or business; Our profitability may be materially adversely impacted if our capital investments do not match customer demand or if there is a decline in the availability of funding sources for these investments; Increased prices for new revenue equipment, design changes of new engines, future uses of autonomous tractors, volatility in the used equipment market, decreased availability of new revenue equipment, and the failure of manufacturers to meet their sale or trade-back obligations to us could have a materially adverse effect on our business, financial condition, results of operations, and profitability; Our 49% owned subsidiary, Transport Enterprise Leasing, faces certain additional risks particular to its operations, any one of which could adversely affect our operating results; We may incur additional charges in connection with the disposition of substantially all of the operations and assets of TFS, which could have a material adverse effect on our results of operations, cash flows, available liquidity, and total indebtedness; We could determine that our goodwill and other intangible assets are impaired, thus recognizing a related loss; Our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; Provisions in our charter documents or Nevada law may inhibit a takeover, which could limit the price investors might be willing to pay for our Class A common stock; The market price of our Class A common stock may be volatile; We cannot guarantee the timing or amount of repurchases of our Class A common stock, if any; If we fail to maintain effective internal control over financial reporting in the future, there could be an elevated possibility of a material misstatement, and such a misstatement could cause investors to lose confidence in our financial statements, which could have a material adverse effect on our stock price; and We could be negatively impacted by the COVID-19 outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, President
JHogan@covenantlogistics.com

Tripp Grant, Chief Accounting Officer
TGrant@covenantlogistics.com

For copies of Company information contact:
Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenantlogistics.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000s, except per share data)	2021	2020	% Change	2021	2020	% Change
Freight revenue	$231,948	$179,564	29.2%	$432,636	$369,145	17.2%
Fuel surcharge revenue	24,376	12,125	101.0%	44,577	33,357	33.6%
Total revenue	$256,324	$191,689	33.7%	$477,213	$402,502	18.6%
Operating expenses:
Salaries, wages, and related expenses	88,477	74,688		171,062	157,152
Fuel expense	26,372	15,938		49,194	41,202
Operations and maintenance	14,294	12,218		29,013	25,044
Revenue equipment rentals and purchased transportation	75,455	47,011		132,691	93,073
Operating taxes and licenses	2,960	3,123		5,545	6,576
Insurance and claims	9,577	11,562		17,415	27,174
Communications and utilities	1,130	1,782		2,377	3,351
General supplies and expenses	7,752	11,536		15,934	19,894
Depreciation and amortization	13,863	19,663		27,951	37,846
Gain on disposition of property and equipment, net	(1,888)	(3,451)		(2,812)	(4,975)
Impairment of long lived property & equipment	-	26,569		-	26,569
Total operating expenses	237,992	220,639		448,370	432,906
Operating income (Loss)	18,332	(28,950)		28,843	(30,404)
Interest expense, net	708	2,084		1,450	3,983
Income (Loss) from equity method investment	3,382	530		6,342	205
Income (Loss) from continuing operations before income taxes	21,006	(30,504)		33,735	(34,182)
Income tax expense (Benefit)	5,570	(7,336)		9,716	(8,340)
Income (Loss) from continuing operations	15,436	(23,168)		24,019	(25,842)
Income from discontinued operations, net of tax	(19)	825		2,540	1,696
Net income (Loss)	$15,417	$(22,343)		$26,559	$(24,146)
Basic earnings (loss) per share
Income (Loss) from continuing operations	$0.92	$(1.36)		$1.42	$(1.47)
Income from discontinued operations	$(0.00)	$0.05		$0.15	$0.10
Net income (Loss)	$0.92	$(1.31)		$1.58	$(1.37)
Diluted earnings (loss) per share
Income (Loss) from continuing operations	$0.91	$(1.36)		$1.41	$(1.47)
Income from discontinued operations	$(0.00)	$0.05		$0.15	$0.10
Net income (Loss)	$0.91	$(1.31)		$1.56	$(1.37)
Basic weighted average shares outstanding (000s)	16,765	17,089		16,858	17,584
Diluted weighted average shares outstanding (000s)	17,022	17,089		17,052	17,584

	Segment Freight Revenues
	Three Months Ended June 30,			Six Months Ended June 30,
($s in 000's)	2021	2020	% Change	2021	2020	% Change
Expedited - Truckload	$75,338	$73,330	2.7%	$144,609	$150,308	(3.8%)
Dedicated - Truckload	69,687	60,378	15.4%	134,276	130,250	3.1%
Combined Truckload	145,025	133,708	8.5%	278,885	280,558	(0.6%)
Managed Freight	71,635	34,362	108.5%	123,032	65,099	89.0%
Warehousing	15,288	11,494	33.0%	30,719	23,489	30.8%
Consolidated Freight Revenue	$231,948	$179,564	29.2%	$432,636	$369,146	17.2%

	Truckload Operating Statistics
	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Average freight revenue per loaded mile	$2.24	$2.03	10.1%	$2.19	$2.03	7.9%
Average freight revenue per total mile	$2.00	$1.83	9.6%	$1.96	$1.83	6.9%
Average freight revenue per tractor per week	$4,551	$3,647	24.8%	$4,340	$3,717	16.8%
Average miles per tractor per period	29,571	25,970	13.9%	57,367	52,787	8.7%
Weighted avg. tractors for period	2,451	2,820	(13.1%)	2,485	2,903	(14.4%)
Tractors at end of period	2,407	2,623	(8.2%)	2,407	2,623	(8.2%)
Trailers at end of period	5,314	6,662	(20.2%)	5,314	6,662	(20.2%)

	Selected Balance Sheet Data
($s in '000's, except per share data)	6/30/2021	12/31/2020
Total assets	$662,463	$676,716
Total stockholders' equity	$313,536	$290,642
Total indebtedness, net of cash	$88,068	$101,964
Net Indebtedness to Capitalization Ratio	21.9%	26.0%
Tangible book value per end-of-quarter basic share	$14.82	$13.03

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended June 30,			Six Months Ended June 30,
GAAP Presentation	2021	2020	bps Change	2021	2020	bps Change
Total revenue	$256,324	$191,689		$477,213	$402,502
Total operating expenses	237,992	220,639		448,370	432,906
Operating income (loss)	$18,332	$(28,950)		$28,843	$(30,404)
Operating ratio	92.8%	115.1%	(2,230)	94.0%	107.6%	(1,360)

Non-GAAP Presentation	2021	2020	bps Change	2021	2020	bps Change
Total revenue	$256,324	$191,689		$477,213	$402,502
Fuel surcharge revenue	(24,376)	(12,125)		(44,577)	(33,357)
Freight revenue (total revenue, excluding fuel surcharge)	231,948	179,564		432,636	369,145

Total operating expenses	237,992	220,639		448,370	432,906
Adjusted for:
Fuel surcharge revenue	(24,376)	(12,125)		(44,577)	(33,357)
Amortization of intangibles (2)	(1,152)	(2,062)		(2,304)	(2,793)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	(2,617)		-	(2,617)
Strategic restructuring adjusting items:
Gain on disposal of terminals, net	-	5,712		-	5,712
Impairment of real estate and related tangible assets	-	(9,790)		-	(9,790)
Impairment of revenue equipment and related charges	-	(17,604)		-	(17,604)
Restructuring related severance and other	-	(1,791)		-	(1,791)
Abandonment of information technology infrastructure	-	(1,048)		-	(1,048)
Contract exit costs and other restructuring	-	(695)		-	(695)
Adjusted operating expenses	212,464	178,619		401,489	368,923
Adjusted operating income	19,484	945		31,147	222
Adjusted operating ratio	91.6%	99.5%	(790)	92.8%	99.9%	(710)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP Presentation - Net (loss) income	$15,417	$(22,343)	$26,559	$(24,146)
Adjusted for:
Amortization of intangibles (2)	1,152	2,062	2,304	2,793
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	2,617	-	2,617
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency (3)	-	-	(3,411)	-
Loss (gain) on disposal of terminals, net	-	(5,712)	-	(5,712)
Impairment of real estate and related tangible assets	-	9,790	-	9,790
Impairment of revenue equipment and related charges	-	17,604	-	17,604
Restructuring related severance and other	-	1,791	-	1,791
Abandonment of information technology infrastructure	-	1,048	-	1,048
Contract exit costs and other restructuring	-	695	-	695
Total adjustments before taxes	1,152	29,895	(1,107)	30,626
Provision for income tax expense at effective rate	(306)	(7,125)	319	(7,319)
Tax effected adjustments	$846	$22,770	$(788)	$23,307
Non-GAAP Presentation - Adjusted net income	$16,263	$427	$25,771	$(839)

GAAP Presentation - Diluted (loss) earnings per share ("EPS")	$0.91	$(1.31)	$1.56	$(1.37)
Adjusted for:
Amortization of intangibles (2)	0.07	0.12	0.14	0.16
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	0.15	-	0.15
Strategic restructuring adjusting items:
Discontinued operations reversal of loss contingency(3)	-	-	(0.20)	-
Gain on sale of terminal, net	-	(0.33)	-	(0.32)
Impairment of real estate and related tangible assets	-	0.57	-	0.56
Impairment of revenue equipment and related charges	-	1.03	-	1.00
Restructuring related severance and other	-	0.10	-	0.10
Abandonment of information technology infrastructure	-	0.06	-	0.06
Contract exit costs and other restructuring	-	0.04	-	0.04
Total adjustments before taxes	0.07	1.75	(0.06)	1.75
Provision for income tax expense at effective rate	(0.02)	(0.42)	0.02	(0.42)
Tax effected adjustments	$0.05	$1.33	$(0.04)	$1.33
Non-GAAP Presentation - Adjusted EPS	$0.96	$0.02	$1.52	$(0.04)

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.
(3) "Discontinued Operations reversal of loss contingency" reflects the non-cash reversal of a previously recorded loss contingency that is no longer considered probable. The original loss contingency was recorded in Q4 2020 as a result of our disposal of our former accounts receivable factoring segment, TFS.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended June 30,
GAAP Presentation	2021					2020
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$87,369	$81,868	$169,237	$71,635	$15,452	$79,778	$65,940	$145,718	$34,362	$11,609
Total operating expenses	77,144	82,059	$159,203	$64,319	14,470	92,622	79,117	171,739	37,973	10,927
Operating income (loss)	$10,225	$(191)	$10,034	$7,316	$982	$(12,844)	$(13,177)	$(26,021)	$(3,611)	$682
Operating ratio	88.3%	100.2%	94.1%	89.8%	93.6%	116.1%	120.0%	117.9%	110.5%	94.1%

Non-GAAP Presentation
Total revenue	$87,369	$81,868	$169,237	$71,635	$15,452	$79,778	$65,940	$145,718	$34,362	$11,609
Fuel surcharge revenue	(12,031)	(12,181)	(24,212)	-	(164)	(6,448)	(5,562)	(12,010)	-	(115)
Freight revenue (total revenue, excluding fuel surcharge)	75,338	69,687	145,025	71,635	15,288	73,330	60,378	133,708	34,362	11,494

Total operating expenses	77,144	82,059	159,203	64,319	14,470	92,622	79,117	171,739	37,973	10,927
Adjusted for:
Fuel surcharge revenue	(12,031)	(12,181)	(24,212)	-	(164)	(6,448)	(5,562)	(12,010)	-	(115)
Amortization of intangibles (2)	-	(601)	(601)	(163)	(388)	-	(1,196)	(1,196)	(248)	(618)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	-	-	(1,009)	(830)	(1,839)	(778)	-
Strategic restructuring adjusting items:
Insurance policy erosion	-	-	-	-	-	-	-	-	-	-
Gain on disposal of terminals, net	-	-	-	-	-	3,133	2,579	5,712	-	-
Impairment of real estate and related tangible assets	-	-	-	-	-	(452)	(373)	(825)	-	-
Impairment of revenue equipment and related charges	-	-	-	-	-	(13,345)	(10,988)	(24,333)	(2,236)	-
Restructuring related severance and other	-	-	-	-	-	(982)	(809)	(1,791)	-	-
Abandonment of information technology infrastructure	-	-	-	-	-	(575)	(473)	(1,048)	-	-
Contract exit costs and other restructuring	-	-	-	-	-	(381)	(314)	(695)	-	-
Adjusted operating expenses	65,113	69,277	134,390	64,156	13,918	72,563	61,151	133,714	34,711	10,194
Adjusted operating income (loss)	10,225	410	10,635	7,479	1,370	767	(773)	(6)	(349)	1,300
Adjusted operating ratio	86.4%	99.4%	92.7%	89.6%	91.0%	99.0%	101.3%	100.0%	101.0%	88.7%

	Six Months Ended June 30,
GAAP Presentation	2021					2020
	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing	Expedited	Dedicated	Combined Truckload	Managed Freight	Warehousing
Total revenue	$165,849	$157,314	$323,163	$123,032	$31,018	$165,938	$147,728	$313,666	$65,099	$23,737
Total operating expenses	149,413	$159,304	$308,717	$110,771	$28,882	$180,334	$162,446	$342,780	$68,045	$22,081
Operating income (loss)	$16,436	$(1,990)	$14,446	$12,261	$2,136	$(14,396)	$(14,718)	$(29,114)	$(2,946)	$1,656
Operating ratio	90.1%	101.3%	95.5%	90.0%	93.1%	108.7%	110.0%	109.3%	104.5%	93.0%

Non-GAAP Presentation
Total revenue	$165,849	$157,314	$323,163	$123,032	$31,018	$165,938	$147,728	$313,666	$65,099	$23,737
Fuel surcharge revenue	(21,240)	(23,038)	$(44,278)	-	(299)	(15,630)	(17,478)	(33,108)	-	(248)
Freight revenue (total revenue, excluding fuel surcharge)	144,609	134,276	278,885	123,032	30,719	150,308	130,250	280,558	65,099	23,489

Total operating expenses	149,413	159,304	308,717	110,771	28,882	180,334	162,446	342,780	68,045	22,081
Adjusted for:
Fuel surcharge revenue	(21,240)	(23,038)	(44,278)	-	(299)	(15,630)	(17,478)	(33,108)	-	(248)
Amortization of intangibles (2)	-	(1,202)	(1,202)	(326)	(776)	-	(1,575)	(1,575)	(306)	(912)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	-	-	(985)	(854)	(1,839)	(778)	-
Strategic restructuring adjusting items:
Insurance policy erosion	-	-	-	-	-	-	-	-	-	-
Gain on disposal of terminals, net	-	-	-	-	-	3,060	2,652	5,712	-	-
Impairment of real estate and related tangible assets	-	-	-	-	-	(442)	(383)	(825)	-	-
Impairment of revenue equipment and related charges	-	-	-	-	-	(13,036)	(11,297)	(24,333)	(2,236)	-
Restructuring related severance and other	-	-	-	-	-	(960)	(831)	(1,791)	-	-
Abandonment of information technology infrastructure	-	-	-	-	-	(561)	(487)	(1,048)	-	-
Contract exit costs and other restructuring	-	-	-	-	-	(372)	(323)	(695)	-	-
Adjusted operating expenses	128,173	135,064	263,237	110,445	27,807	151,408	131,870	283,278	64,725	20,921
Adjusted operating income (loss)	16,436	(788)	15,648	12,587	2,912	(1,100)	(1,620)	(2,720)	374	2,568
Adjusted operating ratio	88.6%	100.6%	94.4%	89.8%	90.5%	100.7%	101.2%	101.0%	99.4%	89.1%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Back to Form 8-K